Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Peter N. Hood, CFO
Storage Computer Corporation
(603) 880-3005
ir@storage.com

STORAGE COMPUTER CORPORATION ANNOUNCES

RESULTS FOR SECOND QUARTER OF 2003

NASHUA, New Hampshire – August 19, 2003 — Storage Computer Corporation (AMEX:SOS), a leading worldwide provider of high-performance storage and data delivery systems, today announced the Company’s results for the second quarter ended June 30, 2003. Revenue for the quarter was $147,776 versus $586,993 for the second quarter of 2002. Revenue for the six months ended June 30, 2003 was $425,760 versus $1,350,996 for the six months ended June 30, 2002.

The net loss for the three months ended June 30, 2003 was $1,186,466 compared to a net loss of $4,081,771 for the three months ended June 30, 2003. The fully diluted loss per share available to common stockholders was $0.03 for the three months ended June 30, 2002 compared to $0.22 for the three months ended June 30, 2003. There were no dividends on preferred stock or amortization of the beneficial conversion features for the quarter ended June 30, 2003 compared to $257,955 ($0.01 per share) for the three months ended June 30, 2002.

The net loss for the six months ended June 30, 2003 was $2.388.550 compared to a net loss of $7,746,976 for the six months ended June 30, 2002. The fully diluted loss per share available to common stockholders was $0.07 for the six months ended June 30, 2003 compared to $0.43 for the six months ended June 30, 2002. Dividends on preferred stock including amortization of the beneficial conversion features were $17,595 ($0.00 per share) for the six months ended June 30, 2003 compared to $514,999 ($0.03 per share) for the six months ended June 30, 2002.

The reduction in our second quarter and year to date revenues relates to continued concentration on the realignment and refocus of our core business activity toward the Storage Wide Area Networking (SWAN) market segment for our CyberNAS Network Attached Storage and CyberVSA Storage Operating System. The net loss applicable to common stockholder was reduced because of reductions in headcount in all departments, the elimination in the use of outside contractors, the restructuring of our sales and marketing approach to focus on value added reseller channels, the reduction of fee and expenses for the enforcement of our intellectual property rights and reduced amortization of intangible assets.

Since our projected levels of revenues from products and services are not being achieved and additional financing has not been completed, management has implemented plans to further reduce the operating expense cash flow requirements to allow the Company to continue in business. On August 1, 2003, we implemented a permanent salary reduction plan, adjusted fringe benefit packages, and reduced headcount to further reduce costs. We are expecting to receive a commitment for bridge financing but such commitment has not yet been received.

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In addition, while the dilutive effect might be significant, the Company continues to receive inquires from interested investors to provide equity financing using a variety of alternatives. As previously reported, in July 2003, we engaged iCapital Finance, Inc. of Irvine, California as our investment banking consulting firm to assist us in structuring financing, provide access to capital resources, identify candidates for marketing and distribution alliances, and advise us on other strategic decisions. We continue to explore strategic alliance opportunities to market our new products that would also provide financial support.

The following financial data summarizes Storage Computer Corporation’s operating results for the three months ended June 30, 2003 and 2002.

	June 30, 2003	June 30, 2002
Revenue
Product and services	$147,776	$586,993

License fees	—	—

Total revenues	147,776	586,993

Costs and expenses:
Cost of products and services	231,611	598,440
Cost of license fees	269,366	1,305,963
Research and development	359,662	866,460
Sales and marketing	161,925	926,461
General and administrative	356,272	726,832
Amortization of intangibles	144,000	193,821

Total costs and expenses	1,522,836	4,617,977

Operating loss	(1,375,060)	(4,030,984)
Other income (expense), net	188,594	(50,787)

Net loss	(1,186,466)	(4,081,771)
Dividends on preferred stock including amortization of the beneficial conversion features	—	(257,955)

Net loss applicable to common stockholders	$(1,186,466)	$(4,339,726)

Net loss available to common stockholders per basic and dilutive share	$(0.03)	$(0.22)
Basic and dilutive shares	36,285,714	19,571,851

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The following financial data summarizes Storage Computer Corporation’s operating results for the six months ended June 30, 2003 and 2002.

	June 30, 2003	June 30, 2002
Revenue
Product and services	$425,760	$1,352,996

License fees	—	—

Total revenues	425,760	1,352,996

Costs and expenses:
Cost of products and services	478,672	1,320,140
Cost of license fees	529,081	1,985,077
Research and development	645,571	1,886,129
Sales and marketing	324,116	1,943,187
General and administrative	733,409	1,528,361
Amortization of intangibles	288,000	433,893

Total costs and expenses	2,998,849	9,096,787

Operating loss	(2,573,089)	(7,743,791)
Other income (expense), net	184,539	(3,185)

Net loss	(2,388,550)	(7,746,976)
Dividends on preferred stock including amortization of the beneficial conversion features	(17,595)	(514,999)

Net loss applicable to common stockholders	$(2,406,145)	$(8,261,975)

Net loss available to common stockholders per basic and dilutive share	$(0.07)	$(0.43)
Basic and dilutive shares	35,358,918	19,375,148
The following financial data summarizes Storage Computer Corporation’s financial position at June 30, 2003 and December 31, 2002.
	June 30, 2003	December 31, 2002
Cash and cash equivalents	$447,047	$2,680,599
Accounts receivable, inventories and other current assets	2,021,430	2,438,292

Total current assets	2,468,477	5,118,891
Non-current assets, primarily goodwill, net	4,377,880	4,754,981

Total assets	$6,846,357	$9,873,872

Current liabilities	$2,716,112	3,509,985
Long-term debt, including current portion of long term debt
Redeemable convertible preferred stock		1,212,618
Shareholders’ equity	4,130,245	5,151,269

Total liabilities and shareholders’ equity	$6,846,357	$9,873,872

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About Storage Computer Corporation

Storage Computer Corporation (AMEX:SOS), a leading worldwide provider of high performance storage solutions, develops and manufactures software-driven, multi-host storage solutions for powering advanced business applications. Based on open system architectures Storage Computer’s high-bandwidth storage technology supports a great variety of applications, including advanced database activities, interactive multi-media, multi-cast content, medical imaging and more. Storage Computer’s worldwide headquarters are in Nashua, New Hampshire, with subsidiaries and distribution in over 20 countries. Company information may be found at http://www.storage.com.

This press release may contain forward-looking statements to future events or future financial performance that involves risks and uncertainties. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those uncertainties and risk factors detailed from time to time in reports filed by Storage Computer Corporation with the Securities and Exchange Commission, including our most recent reports on Form 10-K and 10-Q.